Exhibit 15.1

April 28, 2020

To:  OneConnect Financial Technology Co., Ltd.

55F, Ping An Financial Center,

No 5033 Yitian Road, Futian District,

Shenzhen, Guangdong,

People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3 Key Information—D. Risk Factors” and “Item 4. Information on the Company—C. Organizational Structure” in OneConnect Financial Technology Co., Ltd.’s annual report on Form 20-F for the fiscal year ended December 31, 2019 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

This letter may not be used, circulated, quoted, referred to or otherwise relied upon by you for any other purpose, or used, circulated, quoted, referred to or otherwise relied upon by, or furnished to, any other person, firm, corporation or enterprise without our prior written consent.

Yours sincerely,

/s/ Haiwen & Partners

Haiwen & Partners

海问律师事务所HAIWEN & PARTNERS

北京市海问律师事务所上海分所

地址：上海市静安区南京西路1515号静安嘉里中心一座2605室（邮编200040）

Address：Unit 2605, Jing An Kerry Center Tower 1, 1515Nanjing West Road, Jing’an District, Shanghai200040, China

电话(Tel): (+86 21) 6043 5000    传真(Fax)：(+86 21) 5298 5030   www.haiwen-law.com

北京BEIJING丨上海 SHANGHAI  丨深圳 SHENZHEN   丨香港 HONG KONG  丨成都 CHENGDU